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                                                                     Exhibit 5.1






                       [THE WILLIAMS COMPANIES LETTERHEAD]






March 31, 1998




The Williams Companies, Inc.
One Williams Center
Tulsa, OK  74172

Dear Sirs:

The Williams Companies, Inc., a Delaware corporation (the "Company") contemplates filing a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to the registration of Common Stock of the Company, $1.00 par value (the "Common Stock"), and associated Preferred Stock Purchase Rights (the "Rights"), to be issued pursuant to the terms of the Pekin Energy Company Savings/Retirement Plan for Hourly Employees (the "Plan").

As counsel for the Company, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and legal matters as I deem relevant to the authorization and issuance of the Common Stock and the Rights under the terms of the Plan. Based on such examination, it is my opinion that the Common Stock has been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable, and the Rights to which holders of Common Stock issued under the Plan will be entitled, have been duly authorized and when issued in accordance with their terms, will be validly issued.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,



/s/ David M. Higbee
----------------------------
  David M. Higbee







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